EXHIBIT 10.1
CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE
          THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Danny Shamlou (hereinafter “Shamlou”) on the one hand, and Mindspeed Technologies, Inc. (hereinafter referred to as “Mindspeed”), on the other hand.
RECITALS
          1. Shamlou represents to Mindspeed that he is signing this Agreement voluntarily and with a full understanding of, and agreement with, all of its terms, for the purpose of settling in full any and all claims he has against Mindspeed.
          2. Termination: Mindspeed accepts Shamlou’s decision to leave the company in light of the carve-out of Mindspeed’s High Performance Analog business unit from a combined high performance analog and transmission business unit. Mindspeed and Shamlou mutually agree to effect a thoughtful and professional business transition. In reliance on Mindspeed’s representations and releases in this Agreement, Shamlou agrees to provide transitional assistance to Mindspeed by working through June 30, 2006, if necessary, to contribute to the: ***.
Shamlou will cease active employment with Mindspeed on the Effective Date, which will be the earlier of June 30, 2006, or the end of Shamlou’s temporary assignment as described above in this paragraph. Should this assignment end prior to June 30, 2006, the balance of the time through June 30, 2006 will be treated as salary and benefit continuation per the provisions of Paragraphs 6 and 7 below.
          3. Mindspeed Proprietary Information: Shamlou represents, understands and agrees that he is subject to the Employment Agreement regarding the Company’s Proprietary Information, which he executed in connection with his employment with Mindspeed, and that the provisions which survive his employment are enforceable and remain in full force and effect. Shamlou represents, as a material inducement to Mindspeed to enter into this Agreement, that he has not and will not disclose, use or misappropriate any confidential, proprietary or trade secret information of Mindspeed to the press, customers, analysts, investors, or competitors including but not limited to ***. This representation includes but is not limited to product roadmaps, customer lists, design wins, and employee lists. Mindspeed acknowledges that Shamlou’s employment with one of these companies, in and of itself, will not constitute disclosure. Mindspeed further acknowledges that the act of meeting with a Mindspeed customer, in and of itself, will not constitute disclosure, use, or misappropriation of Mindspeed proprietary information.

***	Certain confidential portions of this Exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

          4. Non-Compete: During the period of the salary continuation and unpaid leave of absence running through April 30, 2008, as described in Paragraphs 6 and 7 below, Shamlou agrees not to work directly in a division or unit of one of the following companies directly competing with Mindspeed in the following areas:
▪	Carrier, Enterprise and CPE Infrastructure Voice-over-IP semiconductor product area: ***.

▪	High Performance Analog Crosspoint Switches, Physical Media Devices for Optical Networking, and Video Broadcast Physical Device semiconductor product area: ***.

▪	Passive Optical Networking (PON) Media Access Controller (MAC) semiconductor product area: ***.
During the salary continuation and unpaid leave of absence period described in Paragraph 6, Shamlou can join one of these competitor companies in parts of their operations that do not directly involve Voice-over-IP, High Performance Analog, and PON MAC markets and technologies described above, including a Chief Executive Officer, Chief Operating Officer, or “Group” executive role with responsibility for multiple business units, provided that the terms of Paragraph 3 above are fully honored.
          5. Non-Solicit: Shamlou agrees not to solicit or assist any other company or person in soliciting any Mindspeed employee to leave COMPANY and join another company for a period of twelve (12) months after Shamlou’s Termination Date, April 30, 2008, as referenced in Paragraphs 6 and 7 of this Agreement.
          6. Settlement Sum: In reliance on Shamlou’s representations and releases in this Agreement, Mindspeed will provide Shamlou with severance pay at Shamlou’s current salary level of $5,769.23 per week for ten months beginning on July 1, 2006, paid according to the company’s bi-weekly payroll schedule. Payments to Shamlou will continue through April 30, 2007, when Shamlou’s last check for the remaining balance due on the severance pay will be paid along with all accrued, unused vacation. Shamlou will not accrue additional vacation hours after the Effective Date of this Agreement as defined in paragraph 2 above. During the period of continued severance payments, Shamlou’s medical, dental, vision, life insurance coverage, executive physical, health club, one airline club, and financial counseling benefits will continue. Participation in Mindspeed’s Long Term Disability Insurance coverage ends on the Effective Date. Following the conclusion of the severance payments, Shamlou will be placed on unpaid leave through April 30, 2008, during which time he will not accrue further pay, vacation or other compensation. During the period on unpaid leave, Shamlou’s medical, dental, vision, life insurance coverage, executive physical, health club, and financial counseling benefits will continue. Additionally, Mindspeed will provide Shamlou with outplacement assistance at

***	Certain confidential portions of this Exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

Mindspeed’s expense through Right Management Consultants, or a similar firm, at the selected firm’s office location. Ownership of the office laptop, home computer, home printer, and home cable modem assigned to Shamlou will be transferred to Shamlou once the company files on the computers have been deleted by Mindspeed’s Information Technology department. Shamlou’s Blackberry cell phone service (T-Mobile) and the cell phone service for the additional two phones assigned to Shamlou (Verizon) will be discontinued as of June 30, 2006. Employee will be allowed to keep the Blackberry device and the two cell phones and to port the phone numbers to individual service plans should he elect to do so. Mindspeed will stop providing COX Broadband service as of June 30, 2006. Mindspeed will work with Employee to transfer this service to an individual service plan should Employee elect to do so.
          7. The payments detailed above will be referred to collectively as the “Settlement Sum,” and the parties hereto agree that the Settlement Sum, along with the period of unpaid leave ending April 30, 2008, provides Shamlou with full recompense for any and all claims for lost or unpaid wages, benefits, damages, interest, and any other claim related to Shamlou’s employment or to the separation of such employment.
          8. COMPANY Stock Plans: Upon the termination of Shamlou’s employment from Mindspeed at the close of business on April 30, 2008 (the Termination Date), all stock options for Mindspeed, Conexant, and Skyworks stock and Restricted Stock awards that have been granted to Shamlou under any of the Mindspeed or predecessor company’s stock plans and which are not vested as of the Termination Date shall immediately expire and shall not be exercisable under any circumstances. Copies of Shamlou’s Mindspeed, Conexant, and Skyworks grants are detailed in attached schedules. Any such options that are vested as of the Termination Date shall be exercisable for a period of three (3) months and shall expire at the end of such period if they are not exercised within that period. The FY06 Annual Incentive Plan Restricted Stock Award will be deemed to be earned as follows: first half performance achievement will be 100% of target and second half performance will be 100% of target resulting in 100% of target achievement for the plan year. The Restricted Shares awarded to Shamlou through the one-time program for senior level managers to emphasize and focus Mindspeed efforts on returning the business to profitability will vest based on Mindspeed’s business performance against the vesting schedule established specifically for that Restricted Share award. All other Restricted Shares will vest according to their respective time-based vesting installment dates.
          9. Shamlou agrees that he is not entitled to receive, and will not claim, any additional right, benefit, payment or compensation, including but not limited to, any claim for wages, benefits, damages, interest, attorneys fees and costs, other than what is expressly set forth in Paragraph 6 above, and hereby expressly waives any right to additional rights, benefits, payments or compensation. Shamlou further acknowledges that Mindspeed makes this Agreement without any admission of liability, and agrees, to the extent permissible by law, that he will not defame, disparage or make allegations against Mindspeed, whether to the press, employees, customers, investors or otherwise, based upon or relating to matters released herein. Should Shamlou make such allegations during the consideration of this agreement, Mindspeed shall have the right to summarily withdraw this agreement, and to terminate Shamlou for cause. For their part, the specific Mindspeed executives aware of this Agreement, Raouf Halim, Brad Yates, and Simon Biddiscombe, agree not to defame, disparage or make allegations against Shamlou, whether to the press, employees, customers, investors or otherwise, based upon or relating to matters released herein, or furthermore to knowingly allow other Mindspeed employees to defame or disparage Shamlou. Shamlou should direct all prospective employment inquiries or requests for employment references to either Raouf Halim or to Brad Yates.
          10. In exchange for the Settlement Sum provided Shamlou in Paragraphs 6 and 7 above, Shamlou agrees to, and by signing this Agreement does, waive and release all claims (known and unknown) which he might otherwise have had against Mindspeed and each of its past and present employees, officers, directors, agents, representatives, attorneys, insurers, related entities, assigns, successors, and predecessors of Mindspeed, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including back wages, and attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contract, express or implied (including but not limited to any contract of employment, partnership, independent contractor, fiduciary, special or confidential relationship); any covenant of good faith and fair dealing (express or implied); any tort, including fraud and deceit, negligent misrepresentation, promise without intent to perform, conversion, breach of fiduciary duty, defamation, libel, slander, invasion of privacy, negligence, intentional or negligent infliction of emotional distress, malicious prosecution, abuse of process, intentional or negligent interference with prospective economic advantage, and conspiracy; any “wrongful discharge” and “constructive discharge” claims; any claims relating to any breach of public policy; any violations or breaches of corporate by-laws; any legal restrictions on Mindspeed’s right to terminate employees or take other employment actions; or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. §§ 1981 et seq. (discrimination); (3) 29 U.S.C. §§ 621-634 (age discrimination); (4) the California Fair Employment and Housing Act (discrimination in employment and/or housing, including race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age), Cal. Gov’t. Code §§ 12900 et seq.; (5) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (6) Sections 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (7) California Labor Code Sections 200, et seq. (claims for wages, late payment of wages, vacation pay, penalties, etc.); (8) California Industrial Welfare Commission Orders (minimum wage, overtime, etc.); (9) Labor Code Sections 970, et seq. (misrepresentation of employment conditions); (10) 18 U.S.C. §§1513-

1514A (retaliation); (11) Labor Code Sections 1050-1057 (false statements); (12) Civil Code Sections 44 et seq. (libel and slander); (13) Labor Code § 1050 (defamation); (14) California Labor Code Section 432.5 (agreement to illegal terms of employment); (15) the Family Medical Leave Act and (16) the California Family Rights Act; (collectively “Claim” or “Claims”) arising prior to the execution of this Agreement.
          11. Shamlou expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees, Shamlou expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Shamlou does not know or suspect to exist in his favor against the Releasees, or any of them, at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. If Shamlou hereafter institutes any legal action against the Releasees, and each of them, (except to enforce the specific provisions of this Agreement or for any future cause of action unrelated to Shamlou’s employment with Mindspeed or its predecessor companies), Mindspeed shall be entitled to payment from Shamlou of all costs, expenses, and attorney’s fees incurred as a result of such legal action.
          12. This Agreement contains all of the terms, promises, representations, and understandings made between the parties. Shamlou agrees that no promises, representations, or inducements have been made to him which caused his to sign this Agreement other than those which are expressly set forth above in Paragraphs 6 and 7 above.
          13. a. Shamlou represents and agrees that, with the exception of any civil judicial action where disclosure of this Agreement is ordered by the court, or where disclosure is compelled by law or government audit, he has and will keep the nature, terms and existence of the Agreement and the Confidential Settlement Sum strictly confidential, and that he has not and will not disclose, discuss, or reveal any information concerning the nature, terms and existence of the Agreement and the Confidential Settlement Sum to any other person, entity, or organization, except that Shamlou may disclose this information to his legal counsel, spouse, and professional accountant. Shamlou is to advise Mindspeed of any request or demand for disclosure in any civil judicial action immediately upon learning of it so Mindspeed will be afforded a full opportunity to intervene, to object and to take any other action necessary to protect the confidentiality of this Agreement and the Confidential Settlement Sum.
          14. Shamlou acknowledges that he has been advised to carefully consider all of the provisions in this Agreement before signing it. Shamlou represents, acknowledges and agrees that he has fully discussed all aspects of this Agreement with his attorneys to the full extent he so desired; that Shamlou has carefully read and fully understands all of the provisions of this Agreement; that Shamlou has taken as much time as he needs for full consideration of this Agreement; that Shamlou fully understands that this Agreement releases all of his claims, both known and unknown, against the Releasees; that Shamlou is voluntarily entering into this Agreement; and that Shamlou has the capacity to enter into this Agreement.
          15. Shamlou understands that he has a period of twenty-one (21) days to review and consider his release of his claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”) before signing the Agreement. Shamlou further understands that he may use as much or as little of this twenty-one (21) day period as he wishes to prior to signing this Agreement. Shamlou also understands that after he signs this Agreement he is given seven (7) days within which to revoke the portion of the agreement releasing his claims under the ADEA. Such revocation, to be valid, must be in writing and received by Mindspeed within the seven (7) day revocation period.
          16. Shamlou represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement made by Mindspeed, the Releasees, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
          17. This Agreement shall not in any way be construed as an admission by Mindspeed that it has acted wrongfully with respect to Shamlou or any other person, or that Shamlou or any other person has any rights whatsoever against Mindspeed. Mindspeed specifically disclaims any liability to or wrongful acts against Shamlou or any other person, on the part of itself, its agents or its employees, past or present.
          18. Shamlou represents, understands and agrees that he will not be re-employed or reinstated by Mindspeed or any of its related companies (owned, operated or controlled by Mindspeed), and that he will not apply for or otherwise seek employment with Mindspeed, or any subsidiary or entity related to Mindspeed, at any time.
          19. Shamlou represents, understands and agrees that he is subject to the Employment Agreement regarding the Company’s Proprietary Information, which he executed in connection with his employment with Mindspeed, and that the provisions which survive his active employment are enforceable and remain in full force and effect. Shamlou represents, as a material inducement to Mindspeed to enter into this Agreement, that he has not disclosed, used or misappropriated any confidential, proprietary or trade secret information of Mindspeed as of the Effective Date of this Agreement. Shamlou further represents that he has fulfilled his ethical, legal and professional responsibilities to Mindspeed, that he has not at any time known or been complicit in any Financial Reporting certification or Board action taken in anything other than the best interest of Mindspeed shareholders, and that he is not aware of any liabilities, obligations, noncompliance with legal requirements (including, but not limited to, noncompliance with the Sarbanes-Oxley Act or any applicable securities regulations), or exposure of any kind on the part of Mindspeed that he has not, as of the date of this Agreement, brought to the attention of Mindspeed. Shamlou further agrees to cooperate fully in the transition of matters under his Responsibility, and to make himself reasonably available, as necessary, to answer questions or assist in such transitions.
          20. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.
          21. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.
          22. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement. This Agreement may not be modified, waived, rescinded or amended in any manner, except by a writing executed by all parties to the Agreement which clearly and specifically modifies, waives, rescinds or amends this Agreement.
          23. This Agreement shall be binding upon Shamlou and upon his respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Mindspeed and the other Releasees and their related entities.
          24. Shamlou represents and warrants that he has not heretofore assigned or otherwise transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, any Claim or portion thereof, or interest therein he may have against the Releasees, and he agrees to indemnify, defend and hold the Releasees harmless from and against any and all liability, loss, demands, claims, damages, costs, expenses or attorneys’ fees incurred by the Releasees as the result of any person or entity asserting any such right, assignment, transfer or subrogation.
          25. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced.
          26. Each party has had the opportunity to revise, comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.
          27. The parties hereto, without further consideration, shall execute and deliver such other documents and take such other action as may be necessary to achieve the objectives of this Agreement.
          PLEASE READ CAREFULLY. THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: 6/26/06	By:	/s/ Danny Shamlou

Danny Shamlou

MINDSPEED, INC.

Dated: 6/26/06	/s/ B. Yates for Raouf Halim

Raouf Halim